Exhibit 99.77(q)(1)(d)(2)

AMENDED SCHEDULE B

with respect to the

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

between

Voya GOVERNMENT Money Market Portfolio

(formerly, Voya Money Market Portfolio)

and

Voya Investments, LLC

EXCLUDED SERVICES

As set forth in Section 2 of this Agreement, the direct provision of the following services shall be deemed to be outside the scope of this Agreement.

1.	Underwriting or distribution services of the sort provided by the underwriter or distributor to a Series
2.	Distribution or shareholder services provided to a Series pursuant to a plan, whether or not adopted under Rule 12b-1 promulgated under the 1940 Act
3.	Custody services such as those currently provided by The Bank of New York Mellon and State Street Bank
4.	Fund accounting services of the sort currently provided by The Bank of New York Mellon and State Street Bank, inclusive of pricing services utilized by the fund accounting agents
5.	Transfer agency and recordkeeping services provided by various brokers/dealers and other intermediaries
6.	Transfer agency services such as those currently provided by The Bank of New York Mellon and Computershare Limited
7.	Printing and postage for shareholder reports, prospectuses and statements of additional information such as is currently provided by Merrill Corporation, Universal Wilde, RR Donnelley & Sons Company and Broadridge Financial Solutions, Inc.
8.	External counsel and legal services such as those currently provided to the Series or to the Independent Trustees by Ropes & Gray LLP and K&L Gates LLP
9.	Audits and semi-annual reviews of financial statements, prospectuses and Form N-14 filings such as those currently provided by KPMG LLP
10.	Tax consulting services, review of tax compliance and other tax services such as those currently provided by KPMG LLP
11.	Fair value pricing services such as those currently provided by Interactive Data Corporation

B-1

12.	Proxy tabulation and solicitation services related to shareholder meetings for a Series, such as those currently provided by Broadridge Financial Solutions, Inc. and/or Computershare Limited
13.	Identifying and tracking services for wash sales activity such as those currently provided by Gainskeeper (Wolters Kluwer Financial Services, Inc.)
14.	Brokerage services
15.	Attribution and risk analysis services provided in support of the Chief Investment Risk Officer such as those currently provided by the Bank of New York-Wilshire Atlas/Axiom Attribution and Risk Analysis System
16.	Recordkeeping services related to the Director/Trustee deferred compensation plan such as those currently provided by Pen-Cal Administrators
17.	Call center services related to phone representatives that service existing fund shareholders of record such as those currently provided by The Bank of New York Mellon Services
18.	Consultants hired at the request of the Board of Trustees to advise them
19.	Administrative Services that are not reasonably necessary for the ordinary operation of each Series as of January 1, 2015, but that may be required in the future

B-2